EXHIBIT 99.1

Crescent Financial Corporation Announces Earnings for Q2 2009

CARY, N.C., July 30, 2009 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank headquartered in Cary, North Carolina, announced unaudited net income for the three months ended June 30, 2009, before adjusting for the effective dividend on preferred stock, of $872,000 compared to net income of $1,031,000 for the prior year period. After adjusting for $422,000 in dividends and accretion on preferred stock, net income available for common shareholders for the current period was $450,000 or $0.05 per diluted share compared with $0.11 per diluted share for the quarter ended June 30, 2008. Earnings in the current period were impacted by net interest margin compression resulting from the lower interest rate environment, higher loan loss provisions in response to current economic conditions and an increase in non-interest operating expenses.

Net interest income increased by $1.0 million to $7.3 million compared to $6.3 million for the comparative prior year quarter. The increase was primarily driven by an increased level of average earning assets which grew by $168.8 million, from $830.1 million to $998.9 million. The unfavorable impact on net interest income due to the lower interest rate environment has begun to ease as the Company continues to be able to reprice fixed rate time deposits and borrowings upon maturity. The net interest margin, the difference between interest income and interest expense expressed as a percentage of average earning assets for the quarter declined from 3.05% for the prior year period to 2.92% for the current period. On a linked quarter-to-quarter basis the net interest margin declined by 6 basis points from 2.98% primarily due to a larger percentage of interest income coming from lower yielding investment securities and an increase in on-balance sheet liquidity.

The provision for loan losses increased by $673,000 to $1.1 million for the current period from $459,000 for the prior year period. The large provision was primarily attributable to our continuing effort to identify and manage credit quality issues resulting from current economic conditions. During the second quarter, we experienced net charged-offs of approximately $1.8 million or an annualized 0.94% of our total average loans for the quarter. The loan loss reserve at June 30, 2009 is $13.1 million or 1.70% of total outstanding loans. Non-performing loans declined on a linked quarter-to-quarter basis from $16.4 million to $13.3 million and represented 1.72% of total outstanding loans compared to 2.09% at March 31, 2009. Although other real estate owned increased to $4.4 million from $1.9 million, total non-performing assets declined from $18.3 million to $17.7 million or 1.65% of total assets compared to 1.68% at March 31, 2009.

Non-interest income declined by $129,000 or 15% to $752,000 from $881,000 for the prior year quarter. During the second quarter of 2009, the company recorded a $219,000 impairment on a nonmarketable equity investment compared to realizing a $16,000 gain on the sale of available for sale securities for the quarter ended June 30, 2008. The Company experienced increases in several non-interest revenue categories. Service charges and other customer service fees on deposit related accounts increased by 4% from $381,000 to $396,000, mortgage loan origination fees increased by 43% from $151,000 to $215,000 and earnings on cash value on bank owned life insurance increased by 58% from $144,000 to $228,000. During the quarter ended June 30, 2008, $45,000 of other miscellaneous revenue was non-recurring.

Non-interest expenses increased by $653,000 or 13% from $5.1 million during the second quarter of 2008 to $5.8 million for the current quarter. Personnel, occupancy and FDIC deposit insurance premiums account for $540,000 of the total increase. Occupancy expenses have increased by 38% to $904,000 from $656,000 for the prior year. The Company opened two new offices in Raleigh, North Carolina during the second quarter; one branch office and one larger office which houses a branch, our Raleigh lending team and the mortgage and investment divisions. As a result of changes made to deposit insurance assessment rates, FDIC insurance premiums increased by $191,000. Despite the opening of the two new offices and hiring additional support staff, personnel expenses increased by a modest 3% to $3.0 million from $2.9 million. Data processing expenses increased by 16% to $302,000 from $261,000. We completed a full data processing conversion in the first quarter of 2009 and continued to incur certain trailing expenses related to the old system through the second quarter.

For the six months ended June 30, 2009, the Company reported net income, before adjusting for the effective dividend on preferred stock, of $1,483,000 compared to $2,031,000 for the six months ended June 30, 2008. After adjusting for $590,000 in dividends and accretion on preferred stock, net income available for common shareholders for the current period was $893,000 or $0.09 for the current period compared to $0.21 for the prior six-month period. Net interest income increased by 13% or $1.7 million to $14.5 million from $12.8 million. The volume of average earning assets for the current six-month period increased by $176.3 million having a positive impact on net interest income, and was partially offset by a 21 basis point decline in net interest margin from 3.16% to 2.95%. The provision for loan losses was $2.8 million for the six-month period ended June 30, 2009 compared to $1.3 million for the prior year period. The larger provision reflects current economic conditions, credit quality and an increase in net charge-offs. Non-interest income declined by $158,000 primarily due to the impairment of a $407,000 non-marketable investment. Additionally, there was $117,000 of non-recurring income during the first half of 2008. Non-interest expenses increased by $1.2 million, or 12%, with all but $74,000 coming in the areas of personnel, occupancy, data processing and FDIC insurance premium expenses. The Company converted its data processing platform during the first quarter of 2009 and incurred approximately $235,000 of one-time, non-recurring expenses.

Crescent Financial Corporation reported total assets on June 30, 2009 of $1.1 billion reflecting an 17% increase over total assets of $920.6 million on June 30, 2008. Total net loans increased by 4% from $734.0 million to $762.2 million, total deposits increased 8% from $653.7 million to $706.5 million and total borrowings increased by 43% from $169.1 million to $241.7 million. Total stockholders' equity grew by 29% from $94.1 million to $121.5 million.

Mike Carlton, President and CEO, stated, "Given the challenging environment in which we operate, we are pleased that the company has been able to report positive earnings for each of the first two quarters of 2009 and remain well capitalized. While non-performing loans declined on a linked quarter-to-quarter basis, we continued to allocate significant funds toward the provision for loan losses in an effort to remain proactive in dealing with additional credit quality issues that may arise. We are committed to working with our customers and will continue to do so in order to get through this economic cycle. During the second quarter, we also concluded the conversion to a more robust data processing system and opened two new full service banking offices in Raleigh. These strategic enhancements further complement our long term goal of becoming the financial institution of choice in each of the markets we serve. We are proud of the accomplishments and dedication that each of our employees have taken during these times."

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in Crescent Financial Corporation's recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.

                    Crescent Financial Corporation
                    Financial Summary

 (Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)

 INCOME STATEMENTS (unaudited)
 -----------------------------

                                For the Three Month Period Ended
                         June 30, March 31, Dec. 31, Sept. 30, June 30,
                           2009     2009      2008     2008      2008
                           -------  -------  -------  -------  -------

 INTEREST INCOME
 Loans                     $12,026  $12,077  $12,500  $12,571  $11,936
 Investment securities
  available for sale         2,053    1,999    1,203    1,206    1,227
 Fed funds sold and other
  interest-earning deposits      5        2        8       17       14
                           -------  -------  -------  -------  -------
    Total Interest Income   14,084   14,078   13,711   13,794   13,177
                           -------  -------  -------  -------  -------

 INTEREST EXPENSE
 Deposits                    5,069    5,243    5,898    5,953    5,502
 Short-term borrowings         506      463      323      126       91
 Long-term debt              1,241    1,141    1,315    1,372    1,292
                           -------  -------  -------  -------  -------
    Total Interest Expense   6,816    6,847    7,536    7,451    6,885
                           -------  -------  -------  -------  -------

       Net Interest Income   7,268    7,231    6,175    6,343    6,292
 Provision for loan losses   1,132    1,697    3,937    1,282      459
                           -------  -------  -------  -------  -------
  Net interest income
   after provision for
   loan losses               6,136    5,534    2,238    5,061    5,833
                           -------  -------  -------  -------  -------

 Non-interest income
  Mortgage loan
   origination income          215      296      207      189      151
  Service charges and fees
   on deposit accounts         396      388      429      414      381
  Earnings on life
   insurance                   228      207      305      189      144
  Gain/loss on sale of
   available for sale
   securities                   --       --       --       --       16
  Loss on impairment of
   nonmarketable investment   (219)    (188)      --       --       --
  Other                        132       85      107      267      189
                           -------  -------  -------  -------  -------
     Total non-interest
      income                   752      788    1,048    1,059      881

 Non-interest expense
  Salaries and employee
   benefits                  3,017    2,971    2,508    2,881    2,917
  Occupancy and equipment      904      751      699      709      656
  Data processing              302      450      279      270      261
  FDIC deposit insurance
   premium                     288      249      107      103       97
  Other                      1,299    1,197    1,197    1,105    1,226
                           -------  -------  -------  -------  -------
     Total non-interest
      expense                5,810    5,618    4,790    5,068    5,157
                           -------  -------  -------  -------  -------

    Income before income
     taxes                   1,078      704   (1,504)   1,052    1,557
 Income taxes                  206       94     (738)     306      526
                           -------  -------  -------  -------  -------

                Net income     872      610     (766)     746    1,031
                           -------  -------  -------  -------  -------
     Effective dividend on
           preferred stock     422      168       --       --       --
                           -------  -------  -------  -------  -------
  Net income available for
      common shareholders' $   450  $   442  $  (766) $   746  $ 1,031
                           =======  =======  =======  =======  =======

 NET INCOME PER COMMON
  SHARE
   Basic                   $  0.05  $  0.05  $ (0.08) $  0.08  $  0.11
                           =======  =======  =======  =======  =======
   Diluted                 $  0.05  $  0.05  $ (0.08) $  0.08  $  0.11
                           =======  =======  =======  =======  =======

 PERFORMANCE RATIOS (annualized)
 -------------------------------
  Return on average assets    0.33%    0.24%   -0.14%    0.31%    0.46%
  Return on average equity    2.86%    2.08%   -1.36%    3.12%    4.37%
   Yield on earning assets    5.66%    5.79%    6.13%    6.30%    6.38%
  Cost of interest-bearing
               liabilities    3.10%    3.18%    3.76%    3.81%    3.77%
       Net interest margin    2.92%    2.98%    2.75%    2.89%    3.05%
          Efficiency ratio   72.39%   69.96%   66.33%   68.46%   71.64%
      Net loan charge-offs    0.94%    0.22%    0.68%    0.08%    0.02%

 (Amounts in thousands except share and per share data)
 CONSOLIDATED BALANCE SHEETS (unaudited)
 ---------------------------------------

                  June 30,  March 31,  Dec. 31,   Sept. 30,  June 30,
                    2009      2009       2008(a)    2008       2008
                 --------- ---------- ---------- ---------- ----------
 ASSETS
 Cash and due
  from banks     $   10,394 $   10,373 $    9,917 $   12,320 $   13,234
 Interest
  earning
  deposits with
  banks               3,207     24,236        267        639        391
 Federal funds
  sold               15,285         99         99      9,477         98
 Investment
  securities
  available for
  sale at fair
  value             193,764    197,957    105,649     96,015     95,979
 Loans              775,301    787,657    785,377    769,060    742,855
 Allowance for
  loan losses       (13,144)   (13,855)   (12,585)    (9,988)    (8,855)
                 ---------- ---------- ---------- ---------- ----------
       Net Loans    762,157    773,802    772,792    759,072    734,000
  Accrued
   interest
   receivable         4,347      4,207      3,341      3,327      3,105
  Federal Home
   Loan Bank
   stock             11,777     11,910      7,264      7,264      7,714
  Bank premises
   and equipment     12,007     11,842     10,845     10,297     10,156
  Investment in
   life insurance    17,229     17,011     16,812     16,517     16,343
  Goodwill           30,233     30,233     30,233     30,233     30,233
  Other assets       13,196     10,675     11,092     10,366      9,323
                 ---------- ---------- ---------- ---------- ----------

    Total Assets $1,073,596 $1,092,345 $  968,311 $  955,527 $  920,576
                 ========== ========== ========== ========== ==========

  LIABILITIES AND STOCKHOLDERS' EQUITY
  LIABILITIES
  Deposits
   Demand        $   67,371 $   64,985 $   63,946 $   69,594 $   64,306
   Savings           58,150     59,393     58,834     64,214     76,591
   Money market
    and NOW         136,644    134,160    130,542    120,430    128,274
   Time             444,537    473,066    461,561    457,405    384,508
                 ---------- ---------- ---------- ---------- ----------
           Total
        Deposits    706,702    731,604    714,883    711,643    653,679

  Short-term
   borrowings       128,000    114,758     37,706     20,000     30,894
  Long-term debt    113,748    121,748    116,748    125,748    138,248
  Accrued
   expenses and
   other
   liabilities        3,680      3,762      3,882      3,986      3,692
                 ---------- ---------- ---------- ---------- ----------

           Total
     Liabilities    952,130    971,872    873,219    861,377    826,513

  STOCKHOLDERS'
   EQUITY
  Preferred stock    22,687     22,576         --         --         --
  Common stock        9,627      9,626      9,627      9,613      9,605
  Warrant             2,367      2,367         --         --         --
  Additional
   paid-in
   capital           74,439     74,395     74,349     74,256     74,172
  Retained
   earnings          11,381     10,931     10,489     11,254     10,509
  Accumulated
   other
   comprehensive
   income (loss)        965        578        627       (973)      (223)
                 ---------- ---------- ---------- ---------- ----------

           Total
   Stockholders'
         Equity     121,466    120,473     95,092     94,150     94,063

           Total
     Liabilities
             and
    Stockholders'
          Equity $1,073,596 $1,092,345 $  968,311 $  955,527 $  920,576
                 ========== ========== ========== ========== ==========

  (a) Derived from audited consolidated financial statements

  COMMON SHARE DATA
  -----------------
       Book value
 per common share $   10.26 $    10.17 $     9.88 $     9.79 $     9.79
         Tangible
   book value per
     common share $    7.03 $     6.93 $     6.64 $     6.55 $     6.54
    Ending shares
      outstanding 9,626,559  9,626,559  9,626,559  9,612,743  9,604,826
         Weighted
   average common
           shares
    outstanding -
            basic 9,569,520  9,569,520  9,565,583  9,548,589  9,467,294
                 ========== ========== ========== ========== ==========
         Weighted
   average common
           shares
    outstanding -
          diluted 9,599,466  9,581,873  9,565,583  9,628,147  9,618,744
                 ========== ========== ========== ========== ==========

  CAPITAL RATIOS
  --------------
  Tangible equity
      to tangible
           assets      8.67%      8.42%      6.82%      6.81%     7.06%
         Tangible
 common equity to
  tangible assets      6.49%      6.29%      6.82%      6.81%     7.06%
  Tier 1 leverage
            ratio      9.37%      9.45%      7.67%      7.89%     8.21%
     Tier 1 risk-
    based capital
            ratio     11.45%     11.29%      8.53%      8.66%     8.81%
      Total risk-
    based capital
            ratio     13.59%     13.42%     10.68%     10.77%     9.90%

 ASSET QUALITY RATIOS (in thousands)
 -----------------------------------
      Non accrual
            loans    13,335     16,421     13,094      2,772        746
   Accruing loans
   > 90 days past
              due        --          4         --         --         --
                 ---------- ---------- ---------- ---------- ----------
            Total
    nonperforming
            loans    13,335     16,425     13,094      2,772        746
       Other real
  estate owned &
    repossessions     4,401      1,911      1,716      1,870      1,891
                 ---------- ---------- ---------- ---------- ----------
            Total
    nonperforming
           assets    17,736     18,336     14,810      4,642      2,637
                 ========== ========== ========== ========== ==========
    Allowance for
   loan losses to
            loans      1.70%      1.76%      1.60%      1.30%     1.19%
    Nonperforming
   loans to total
            loans      1.72%      2.09%      1.67%      0.36%     0.10%
    Nonperforming
  assets to total
           assets      1.65%      1.68%      1.53%      0.49%     0.29%
     Restructured
  not included in
       categories
            above     4,482         89         --         --         --

 AVERAGE BALANCES (in thousands)
 -------------------------------
     Total Assets 1,070,519  1,053,447    958,547    941,317    896,654
      Gross loans   782,886    788,810    779,534    765,539    724,011
  Earnings assets   998,892    985,755    889,992    871,723    830,084
         Deposits   704,791    703,872    712,511    695,083    659,501
        Interest-
          bearing
      liabilities   882,079    872,056    796,557    778,529    734,170
    Shareholders'
           equity   122,147    119,070     95,457     94,824     94,618

CONTACT:  Crescent Financial Corporation
          Michael G. Carlton, President and CEO
          Bruce W. Elder, Vice President
          (919) 466-1005